Exhibit 2.2

DATED

2002

(1)

ADVANCED BANKING SOLUTIONS LIMITED

(2)

ASPHALT PAVING INTERNATIONAL INC.

(3)

THE RECEIVERS

AGREEMENTfor the sale and purchase of certain of the assets of Advanced Banking Solutions Limited

MAYER, BROWN, ROWE & MAW

11 Pilgrim Street

London EC4V 6RW

Tel. 020 7248 4282

Fax. 020 7782 8760

Ref: 416/359/08073.10016

CONTENTS

Clause

Subject Matter

Page

1.

Definitions and Interpretation

2

2.

Agreement to Sell and Purchase

5

3.

Consideration

6

4.

Completion

6

5.

Debts

8

6.

Title and Encumbered Assets

9

7.

Consent of Third Parties

11

8.

Exclusions

11

9.

Accommodation for the Seller Post-Completion

13

10.

Set-Off

13

11.

Stamp Duty

13

12.

No Liability of the Receivers

13

13.

Confidentiality

14

14.

General Assistance by the Purchaser

14

15.

Further Assurance

14

16.

Notices

15

17.

General

16

18.

Applicable Law

17

Schedules

1.

Programs

19

AGREEMENT

DATE:

                                      2002

PARTIES:

(1)

ADVANCED BANKING SOLUTIONS LIMITED, a private company limited by shares incorporated in England and Wales with registered number 03374989, whose registered office is at 9 Bonhill Street, London EC2A 4PE (the "Seller") acting by its joint administrative receivers, Neale Andrew Jackson and Peter George Mills;

(2)

ASPHALT PAVING INTERNATIONAL INC., a private company limited by shares incorporated in Florida with registered number             , whose registered office is at 10125 W. Colonial Drive, Suite 212, Ocoee, Florida 34761, United States of America (the "Purchaser"); and

(3)

NEALE ANDREW JACKSON and PETER GEORGE MILLS both licensed insolvency practitioners of Smith & Williamson, The Meeting House, Little Mount Sion, Tunbridge Wells, Kent TN1 1YS (together the "Receivers").

BACKGROUND:

(A)

The Seller carries on the business of the development, installation, support and maintenance of banking and treasury software, integrated trading room solutions and consultancy.

(B)

The Receivers were appointed joint administrative receivers of the Seller by instrument of appointment dated 4 March 2002 by Barclays Bank PLC under fixed and floating charges over the undertaking, property and assets of the Seller created under a debenture dated 17 July 1998 made by the Seller in favour of Barclays Bank PLC.  The appointment was accepted by the Receivers on 4 March 2002.

(C)

The Seller has agreed to sell whatever right, title and interest it may have in certain assets used in the Business and the Purchaser has agreed to purchase such right, title and interest on and subject to the terms and conditions set out in this Agreement.

(D)

The Purchaser is entering into this Agreement having inspected and investigated the Assets on the basis of a purchase by the Purchaser of the Assets in the condition in which it finds them and in full knowledge and acceptance of the terms and conditions of this Agreement and in particular (but without limitation) of the fact that the price to be paid for the Assets has been calculated and agreed in knowledge of the risk that good title to all or any of the Assets may not pass to the Purchaser pursuant to this Agreement.

IT IS AGREED as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

In this Agreement, the following words and expressions shall have the following meanings:

"Assets" shall have the meaning given to it in Clause 2.1;

"Business" means the Seller's business of the development, installation, support and maintenance of banking and treasury software, integrated trading room solutions and consultancy as carried on at Completion;

"Business Day" means any day, other than a Saturday or Sunday or a day which is a bank or public holiday, on which banks generally are open in the City of London for the transaction of general banking business;

"Company Records" means:

(a)

the statutory books of the Seller;

(b)

all accounting and other records created for or in the course of the administrative receivership of the Seller either by the Receivers or their firm, partners or staff or by the officers or employees of the Seller at the instance of the Receivers; and

(c)

all records of the Seller which do not relate to the Assets;

"Completion" means the completion of this Agreement by the performance of all obligations of the parties under Clause 4 (Completion);

"Completion Date" means close of business on the day Completion takes place;

"Confidential Information" means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Seller which is of a commercially confidential or sensitive nature and details of which are not in the public domain including, without limitation, any such information concerning or relating to:

(a)

the Intellectual Property;

(b)

any technical processes, future projects, business development or planning, commercial relationships and negotiations;

(c)

the marketing of goods or services including, without limitation, customer and supply lists, price lists, sale targets, sale statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the customers of or other persons having dealings with the Seller; and

(d)

any information in respect of which the Seller is bound by an obligation of confidence to a third party,

BUT EXCLUDING the Company Records;

"Consideration" means the sum of £800,000 (eight hundred thousand pounds sterling);

"Debenture" means the debenture dated 17 July 1998 and made by the Seller in favour of Barclays Bank PLC;

"Debts" means the book and other debts owing to the Seller and/or the Receivers in connection with the Business as at the date of this Agreement (whether or not being due and payable) (and "Debt" means one of the Debts) but excluding bank accounts (whether current or deposit) of the Seller, the VAT Debts and any and all claims (whether or not such claims have been notified to the insurer) under policies of insurance and assurance of the Seller and/or the Receivers in relation to the Business;

"Encumbrance" means any mortgage, debenture, pledge, lien, charge, assignment, hypothecation, right of set-off, security interest, title retention, preferential right or trust arrangement or agreement the effect of which is the creation of security or any hire purchase agreement, rental agreement, finance lease or any other form of credit or sale agreement and "Encumbrancer" shall be construed accordingly;

"Encumbered Assets" shall have the meaning given to it in Clause 5.5;

"Goodwill" means the goodwill of the Business including the exclusive right on the part of the Purchaser to represent itself as carrying on the Business in succession to the Seller and the right to use the names "Advanced Banking Solutions", and/or "ABS" whether alone or in conjunction with any other word or words, in connection with the Business;

"Intellectual Property" means all rights of industrial or intellectual property of the Seller including (without prejudice to the generality of the foregoing) letters patent, trade marks, trade names, business names, software names and logos, rights in software, domain names, registered designs, copyrights, all rights under licence and consents in relation to the foregoing, applications for any of the foregoing and the right as at the Completion Date to apply for these or similar rights in any country in any part of the world, all confidential information and any inventions, discoveries, improvements, processes, formulae, trade secrets, technology and know-how (whether patentable or not), data, drawings, designs, specifications and technical information of all kinds in relation to the Business and the Seller's website;

"Liabilities" means all and any actions, proceedings, claims, demands, costs, expenses, penalties and liabilities whatsoever brought against or incurred directly or indirectly by the Seller or the Receivers or any of them;

"Owner" shall have the meaning given to it in Clause 5.1;

"Prescribed Rate" means the rate of 4% above the base rate for the time being of Barclays Bank PLC;

"Programs" means those computer programs of the Seller as at the date of this Agreement, details of which are set out in the Schedule  (Programs), together with all related documentation, algorithms and preparatory design materials;

"Purchaser's Solicitors" means freethcartwright of Norman House, Friar Gate, Derby DE1 1NU;

"Receivers Bank Account" means the bank account in the name of the Receivers to be notified to the Purchaser by the Receivers within five (5) Business Days of the date of this Agreement;

"Receivers' Solicitors" means Mayer, Brown, Rowe & Maw of 11 Pilgrim Street, London EC4V 6RW;

"Subsidiaries Shares" means the entire issued share capital of each of Synchronicity Limited, AB Solutions (Singapore) PTE, AB Solutions, Inc., AB Services Limited, Riskflow Limited and such rights (if any) as the Seller has in relation to the issued share capital of Riskflow (UK) Limited and Riskflow (Pty) Limited;

"VAT" means value added tax; and

"VAT Debts" means any VAT receiverables of the Seller as at the date of the Receivers’ appointment.

1.2

The headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3

In this Agreement, unless the context requires otherwise, any reference to:

(a)

a "party" or "the parties" is to a party or the parties (as the case may be) to this Agreement;

(b)

the Background, a Clause or the Schedule is to the background to, a Clause of or the schedule to this Agreement (as the case may be);

(c)

"this Agreement" includes the Schedule, which forms part of this Agreement for all purposes;

(d)

a statute or statutory provision includes any consolidation or replacement of the same (without modification) and any subordinate legislation in force under any of the same at the date of this Agreement;

(e)

the masculine, feminine or neuter gender respectively includes the other genders, references to the singular include the plural (and vice versa) and references to persons include firms, corporations and unincorporated associations; and

(f)

a document being in "the agreed terms" means in the form agreed between the parties and signed for the purposes of identification by the Purchaser's Solicitors and the Receivers' Solicitors and shall include any subsequent amendments to such form agreed and signed in the same way.

2.

AGREEMENT TO SELL AND PURCHASE

2.1

The Seller shall sell and the Purchaser shall purchase as at and from Completion such right, title and interest (if any) as the Seller has to and in the following assets used in the Business (but subject to the rights of third parties) (the "Assets"):

(a)

the Goodwill;

(b)

the Intellectual Property;

(c)

the Programs;

(d)

the Debts; and

(e)

the Subsidiaries Shares.

2.2

There shall be excluded from the sale pursuant to this Agreement all other assets of the Seller used in the Business and not expressly defined in the definition of "Assets" in Clause 2.1.

3.

CONSIDERATION

3.1

The aggregate consideration payable by the Purchaser to the Seller for the sale and transfer of the Assets shall be the Consideration which shall be apportioned as follows in respect of the item or items respectively specified:

(a)

in Clause 2.1(a) the sum of £1.00;

(b)

in Clause 2.1(b) the sum of £1.00;

(c)

in Clause 2.1(c) the sum of £674,998;

(d)

in Clause 2.1(d) the sum of £100,000; and

(e)

in Clause 2.1(e) the sum of £25,000.

3.2

All consideration stated as being payable in this Agreement is exclusive of VAT which shall be added to such consideration if appropriate and the Seller shall deliver to the Purchaser an appropriate tax invoice for the purposes of VAT.  In the event that VAT is found to be payable on any part of the consideration payable under this Agreement, the Purchaser shall pay the amount of such VAT, together with any penalties, surcharges and interest, within 5 Business Days of receipt of an appropriate tax invoice.

4.

COMPLETION

4.1

No later than thirty one (31) days after the date of this Agreement the Purchaser shall deliver to the Receivers or (if the Receivers so direct) their agents and pay by way of telegraphic transfer to such account as the Receivers direct the full amount of the Consideration.  Upon receipt by the Receivers or their agents (as the case may be) of the Consideration, Completion of the sale and purchase of the Assets shall take place at the offices of the Receivers' Solicitors or as otherwise agreed between the parties.

4.2

On Completion the Purchaser shall deliver to the Receivers a duly executed counterpart of the deed of assignment in the agreed terms in respect of the Intellectual Property and the Goodwill and any other documents the Purchaser is to deliver.

4.3

On Completion the Seller shall deliver to the Purchaser a duly executed deed of assignment in the agreed terms in respect of the Intellectual Property and the Goodwill and any other documents the Seller is to deliver.

4.4

On Completion the Seller shall deliver to the Purchaser duly executed transfers of the Subsidiaries Shares in favour of the Purchaser (or such person as the Purchaser may nominate in writing prior to Completion) and share certificates in respect of the Subsidiaries Shares, to the extent that they are in the possession of the Seller as at the Completion Date.

4.5

On Completion, such right, title and interest as the Seller may have in and risk in the Assets shall automatically pass and the same shall be deemed to have been delivered or caused to be delivered into the possession of the Purchaser (subject as mentioned elsewhere in this Agreement).

4.6

On Completion the Seller will deliver to the Purchaser a deed of release executed by Barclays Bank PLC releasing the Assets from the fixed and floating charges created by the Debenture dated 17 July 1998.

4.7

The Purchaser shall not be obliged to complete the Purchase of any Assets unless the purchase of all of the Assets is completed in accordance with this Agreement.

4.8

The Purchaser may in his absolute discretion waive any requirement contained in this Clause 4.

4.9

In the event that the Purchaser does not pay the Consideration to the Receivers Bank Account within the time period set out in Clause 4.1, all rights and obligations of the parties under this Agreement (except Clauses 4.9, 5, 8, 12, 17 and 18) shall terminate and no party shall have any claim against the other, but without prejudice to the accrued rights and obligations of the parties in respect of any breaches of this Agreement before that termination.

4.10

On Completion the Receivers shall pay to the Purchaser by way of telegraphic transfer or bankers draft such sums as have been paid into the Receivers' Bank Account by the Purchaser pursuant to Clause 5.2 between the date of this Agreement and the date one day before Completion.  Within five (5) Business Days thereafter the Receivers will pay by way of telegraphic transfer or bankers draft the remainder of the sums paid into the Receivers Bank Account by the Purchaser pursuant to Clause 5.2 between the date of this Agreement and Completion.

4.11

All amounts payable under this Agreement shall be paid in pounds sterling (the "Contractual Currency").  If any sums payable under this Agreement (including, without limitation, the Consideration) are paid in a currency other than in the Contractual Currency, then:

(a)

if the amount received by the Seller and the Receivers, when converted into the Contractual Currency, is less than the amount of the liability in the Contractual Currency, then the Purchaser shall, on demand by the Seller and/or the Receivers, pay to the Seller and the Receivers an amount in the Contractual Currency equal to the difference; and

(b)

the Purchaser shall on demand by the Seller and the Receivers pay to the Seller and the Receivers any exchange costs and taxes payable or paid by the Seller and the Receivers in connection with any conversion referred to in this Clause 4.10.

5.

DEBTS

5.1

For the period expiring 31 days after the date of this Agreement the Purchaser, as agent of the Seller, will use all reasonable endeavours to collect the Debts.

5.2

Subject to Clause 5.3, in respect of any cheque or electronic remittance received by the Purchaser from a customer of the Business (whether wholly or partly in respect of a Debt and whether the payment is in favour of the Seller, the Receiver or the Purchaser) then the Purchaser shall forthwith account to the Receivers, by way of payment to the Receivers’ Bank Account, those sums received from such customer and at the same time advising the Receivers of sums received and lodged to the credit of the Receivers Bank Account and providing the Receivers with such identification of the source of the remittance as may be available to the Purchaser.  For the avoidance of doubt, where a customer who owes a Debt does not specify the invoice against which payment is made the Purchaser agrees that any payment received by it from customers following the date of this Agreement shall be appropriated to the Debts first until repaid in full and only then to debts owed to the Purchaser.

5.3

In respect of any cheque or remittance received by the Purchaser which is solely in respect of an invoice issued by the Purchaser after the date of this Agreement and which is clearly identified as such, the Purchaser shall be entitled to retain such monies and to treat such monies as being in payment of its own debt.

5.4

The Seller and/or the Receivers shall be entitled to have full access to the Purchaser’s books and records in respect of the Purchaser’s obligations to collect the Debts and to account for the Debts as contained in this Clause 5 for the purpose of inspection and copying (at the Purchaser's expense); provided that such inspection shall be carried out during the normal business hours of the Purchaser.

5.5

In respect of the agency conferred upon the Purchaser by this Clause 5 the following conditions shall apply:

(a)

the Purchaser shall not be entitled to compromise any Debt without the prior approval of the Receivers;

(b)

the Purchaser shall not give any credit for claims in respect of quality of goods or services supplied without the prior approval of the Receivers;

(c)

no party will take action for the recovery of the Debts during the period of the Purchaser’s agency without the other parties prior written approval (such approval not to be unreasonably withheld or delayed).

5.6

In the event that the Purchaser shall breach any of its obligations under this Clause 5, the Receivers shall be entitled forthwith to terminate the arrangements herein for collection of the Debts.

5.7

The Purchaser will be entitled to sub-contract its obligations under this Clause 5 to ABS Solutions (UK) Limited.

6.

TITLE AND ENCUMBERED ASSETS

6.1

The Purchaser acknowledges that:

(a)

the Assets or some of them may be subject to Encumbrances or may not be owned by the Seller at all; and

(b)

the Purchaser is purchasing whatever right, title and interest as the Seller may have in the Assets subject to any Encumbrances and to whatever rights or claims the Encumbrancer or true owner of any of the Assets (the "Owner") may have in or to the Assets (including, without limitation, a right of re-possession) and subject to all obligations of the Seller to such Encumbrancer or Owner which the Purchaser undertakes to the Seller and the Receivers from the Completion Date to fulfil and comply with.

6.2

In respect of such of the Assets as are found not to be owned by the Seller, the Purchaser undertakes to the Seller and the Receivers not to hold itself out subsequent to such finding as the owner of any such Asset, nor to sell, offer for sale, assign, transfer or create any Encumbrance over any such Asset and that it will keep them under its own control at its own expense.

6.3

The Purchaser further undertakes to the Seller and the Receivers that if it receives notice of any claim that the Seller is not the owner of any of the Assets or that any of the Assets are subject to an Encumbrance, it will promptly notify the Receivers of the same.

6.4

The Purchaser hereby acknowledges, for the avoidance of doubt, that if it shall be found that the Seller does not have title to or is otherwise unable to transfer any or all of the Assets or all or any of the Assets is subject to an Encumbrance, such finding shall not be a ground or grounds for rescinding, avoiding or varying any or all of the provisions of this Agreement or for avoiding payment of or for the recovery of any or all of the Consideration.  The Receivers may in their absolute discretion at any time after Completion require such Assets to be deemed to be excluded from this Agreement.

6.5

In the event that there is a finding that the Seller does not have title to or is otherwise unable to transfer any or all of the Assets or all or any of the Assets is subject to an Encumbrance ("Encumbered Assets"), the Purchaser undertakes to the Seller and the Receivers promptly to arrange for and with any such Encumbrancer or Owner:

(a)

to purchase the particular Encumbered Asset from the Encumbrancer or Owner; or

(b)

(if appropriate) to novate (in a form reasonably acceptable to the Seller and the Receivers) any agreement giving rise to or creating or evidencing the Encumbrance to the Purchaser; or

(c)

to enter into any new agreement giving rise to or creating or evidencing the Encumbrance with the Purchaser.

6.6

The Purchaser will be responsible for the payment to any such Encumbrancer or Owner of any moneys payable in connection with any of the options set out in Clause 6.5 and the Purchaser will have no right of recourse to the Seller or the Receivers in respect thereof.  Furthermore the Purchaser undertakes to indemnify and keep indemnified the Seller and the Receivers from and against all Liabilities arising directly or indirectly pursuant to a breach by the Purchaser of its obligations under this Clause 6 or arising as a result of the Purchaser utilising or taking possession of the Assets.

6.7

The Purchaser shall (at its sole cost and expense) have sole conduct of any claims, demands or proceedings made or brought against the Seller (provided that none of the Receivers, their firm, partners or staff are parties to such proceedings) relating to the Encumbered Assets, in which case the Purchaser shall keep the Seller and the Receivers fully informed of all material developments.  The Receivers shall retain the conduct of any claims, demands or proceedings made or brought against the Receivers, or their firm, partners or staff (whether or not the Seller is a party to such proceedings) relating to the Encumbered Assets, in which case the Receivers will use reasonable endeavours to consult with the Purchaser and shall keep the Purchaser fully informed of all material developments.

7.

CONSENT OF THIRD PARTIES

The transfer of the Assets hereunder is subject to the consent of any third party (if this should be required) being obtained by and at the cost of the Purchaser but failure to obtain such consent shall not prejudice this Agreement or the obligation to pay any amount payable hereunder or give rise to any claim against the Seller or the Receivers or any of them.

8.

EXCLUSIONS

8.1

All representations, warranties and conditions, express or implied, statutory or otherwise, in respect of any of the Assets and/or any of the rights, title and interest sold pursuant to this Agreement are (except in the case of fraud and to the extent permitted by law) expressly excluded (including, without limitation, warranties and conditions as to title, quiet possession, merchantable quality, fitness for purpose and description).  It is hereby agreed by the Purchaser that the terms and conditions contained in this Agreement are fair and reasonable in the context of a sale of assets by a company in receivership taking into account in particular (but without limitation):

(a)

that the Seller and the Receivers have specifically told the Purchaser that the Purchaser must rely absolutely on the Purchaser's own opinion and/or professional advice concerning the Assets, their ownership, the quality, state and condition of the same, their fitness and/or suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination (which could render it inappropriate that they should be described as they are described in this Agreement or in any Schedule to this Agreement) or the reasons the Purchaser has or should have for purchasing the Assets and the use to which it intends or should intend to put them;

(b)

that the Purchaser has, and has informed the Receivers and the Seller that it has, available to it (either internally or externally) skilled professional advice concerning the Assets and the matters referred to in Clause 8.1(a) and that it is on the basis of this advice that the Purchaser has agreed to purchase the Assets in the condition in which the Purchaser finds them for a consideration calculated to take into account (inter alia) the risk to the Purchaser represented by this Agreement; and

(c)

that the Purchaser, its servants, its employees, agents, representatives and advisors have been given every opportunity it or they may wish to examine and inspect all or any of the Assets and all or any books, documents or records relating to any of the Assets.

8.2

The terms and conditions of this Agreement represent the entire agreement between the parties relating to the disposal of the Assets and supersede any previous agreement whether written or oral.  The Purchaser acknowledges that it places and has placed no reliance whatsoever on any warranty, representation, agreement, statement or undertaking (oral or in writing), express or implied, whatsoever and by whomsoever made or alleged to have been made on or prior to the Completion Date.

8.3

No waiver, by or on behalf of any party, of any of the requirements of this Agreement, or of any of their rights pursuant to this Agreement, shall release any other party from full performance of the remaining obligations stated in this Agreement nor shall any waiver granted by any party in respect of any breach of this Agreement operate as a waiver of any subsequent breach of this Agreement nor shall any delay by any party in enforcing any of the terms of this Agreement nor any time or indulgence granted by any party to any other party impair or discharge any of the other party's rights and remedies pursuant to this Agreement.

8.4

The Purchaser acknowledges that it has placed no reliance whatsoever on the Schedule to this Agreement and acknowledges that some or all of the Assets may not exist and that it has relied upon its own investigation as to the existence of the Assets and the Seller and the Receivers give no representation or warranty whatsoever as to the accuracy or otherwise of the Schedule.

8.5

The Purchaser warrants that:

(a)

it has full authority to enter into this Agreement; and

(b)

all approvals required to be obtained by it under applicable legislation have been duly obtained and that it is in a position to enter into the transaction.

9.

ACCOMMODATION FOR THE SELLER POST-COMPLETION

During the continuance of the receivership of the Seller and solely for the purposes of the receivership, the Purchaser will allow the Receivers and their staff, and agents at all reasonable times and on reasonable notice access, free of charge, to the accounting records of the Seller on the computer system and all disks, tapes and other computer records of the Seller which relate to the accounting records of the Seller possession of which passes to the Purchaser on the Completion Date and, for a period of six (6) years, the Purchaser hereby agrees not to alter, erase, destroy or interfere in any way with any of the disks, tapes or other computer records relating to the Seller, nor to permit such records to be altered, erased, destroyed or interfered with in any way.

10.

SET-OFF

Unless otherwise agreed by the parties, all payments to be made by the Purchaser to the Seller or to the Receivers under this Agreement shall be made in full without any set-off of or deduction from such payments or any counterclaim or claim to a lien whether any such set-off, deduction or counterclaim or lien in favour of the Purchaser arises under this Agreement or otherwise.

11.

STAMP DUTY

11.1

The Purchaser shall pay any stamp duties payable in respect of this Agreement or any agreement or document entered into or executed in connection with or pursuant to this Agreement.

11.2

It is certified that this transaction does not form part of a larger transaction or a series of transactions in respect of which the aggregate amount of value of the consideration in respect of the transfer of assets (other than those to which title passes by delivery, intellectual property rights and shares exceeds £500,000).

12.

NO LIABILITY OF THE RECEIVERS

The Purchaser acknowledges and it is hereby agreed and declared that the Receivers have executed this Agreement on behalf of the Seller and shall incur no personal liability whatsoever in respect of the obligations undertaken by the Seller in this Agreement or in respect of any failure on the part of them to observe, perform or comply with any such obligations or obligations under or in relation to any associated arrangements or negotiations, whether such liability would arise under the Insolvency Act 1986 or any statutory modification or re-enactment thereof or otherwise howsoever and (save as aforesaid) it is solely for the purpose of receiving the benefit of this acknowledgement, agreement and declaration and the indemnities contained in this Agreement that the Receivers are a party to this Agreement.

13.

CONFIDENTIALITY

No announcement or information concerning this sale and purchase or any ancillary matter shall be made or released or authorised to be made or released by any of the parties to the public or to the press by any of the parties without the prior written consent of the other parties ALSO the Seller and the Receivers undertake not to disclose to any third party any Confidential Information PROVIDED that nothing shall restrict the making by any of the parties (even in the absence of agreement by the other parties) of any statement or disclosure (including, without limitation, Confidential Information) that may be required by law or by the Court or by any securities exchange or regulatory or governmental body to which that party is subject or to its professional advisers (including, without limitation, its legal, accounting and financial advisers) on terms that the information so provided shall be kept confidential by those professional advisers and the Receivers shall be at liberty to disclose such matters (including without limitation, Confidential Information) to their appointors and to any subsequent liquidators of the Sellers and otherwise as they may think fit in the course of the conduct of their duties as receivers and any of the parties may disclose a copy of the contents of this Agreement for the purposes of enforcing its provisions.

14.

GENERAL ASSISTANCE BY THE PURCHASER

The Purchaser will provide such information and assistance as the Receivers may reasonably require in connection with the conduct of the receivership of the Seller.

15.

FURTHER ASSURANCE

Within a period not exceeding twelve (12) months from the Completion Date, the Seller will whilst the Receivers are receivers of the Seller and within a reasonable time of being requested so to do by the Purchaser (and insofar as the Seller may be reasonably able and empowered to do so and provided no more than a minimal amount of time is involved on the part of the Receivers and their staff) and at the sole cost and expense of the Purchaser execute such further assurances and do such further acts and things as shall be reasonably necessary for the purpose of transferring to the Purchaser whatever right, title and interest the Seller may have in the Assets provided that nothing in this Clause 15 shall oblige the Seller or the Receivers or any of them to become a party to any litigation or arbitration proceedings and provided further that no document executed pursuant to this further assurance shall or shall have the effect of conferring on the Purchaser any additional right or rights not conferred by this Agreement against the Seller and/or the Receivers or any of them and provided further that neither the Seller nor the Receivers shall be made separate parties to any deed or document unless the provisions of Clause 12 (No Liability of the Receivers) shall apply to such deed or document and it shall contain analogous provisions satisfactory to the Receivers.  For the avoidance of doubt, nothing in this Clause 15 shall restrict or prevent the Receivers from vacating office.

16.

NOTICES

16.1

All notices and other communications relating to this Agreement:

(a)

shall be in writing;

(b)

shall be delivered by hand or sent by pre-paid first class post, or facsimile;

(c)

(subject to Clause 16.1(d)) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as shown in Clause 16.2, subject to such amendments as may be notified from time to time in accordance with this Clause 16 by the relevant party to the other parties by no less than fifteen (15) Business Days' notice, except that no party may so notify an address outside England and Wales;

(d)

may in the alternative in the case of any writ, judgment or other notice of process to be served on any party which is a company incorporated in England and Wales be delivered or sent to its registered office from time to time; and

(e)

shall take effect only upon actual receipt at the appropriate address and for these purposes, a facsimile is received when a complete and legible copy of the communication, whether that sent by facsimile or a hard copy sent by post or hand, has been received.  However, if any communication would otherwise become effective on a non-Business Day or after 5 p.m. on a Business Day, it shall instead become effective at 10 a.m. on the next Business Day.

16.2

The initial details for the purposes of Clause 16.1 are:

Party

:

The Seller or the Receivers

Address

:

The Meeting House

Little Mount Sion

Tunbridge Wells

Kent

TN1 1YS

Facsimile No

:

01892 521225

Marked for the Attention of

:

Neale Jackson

Party

:

The Purchaser

Address

:

c/o Raice, Paykin & Kreig

10th Floor, 185 Madison Avenue

New York

USA

Facsimile No

:

001 212 684 9022

Marked for the Attention of

:

Mr David Thomas

17.

GENERAL

17.1

No amendment or variation of the terms of this Agreement shall be effective unless in writing and signed by each of the parties.

17.2

The Purchaser may sub-contract the right to collect the Debts to ABS Solutions (UK) Limited pursuant to Clause 5.7.  In all other respects this Agreement shall not be assignable in whole or in part by the Purchaser.

17.3

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

17.4

If any part of any provision of this Agreement shall be to any extent invalid or unenforceable that shall not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement.

17.5

If any party shall fail to make payment of any monies due and payable to any other party under the terms of this Agreement by the due date for such payment, interest shall be payable on the balance of such payment from time to time outstanding and shall be charged at the Prescribed Rate from the due date for payment until the date of actual payment.

17.6

Each provision of this Agreement shall, so far as it is capable of being performed or observed, continue in full force and effect after Completion unless such provision has been fully performed on or before Completion.

17.7

The parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

17.8

Except where this Agreement provides otherwise, each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase under this Agreement.

18.

APPLICABLE LAW

18.1

This Agreement shall be deemed to have been made in England and English law shall be the law applicable to this Agreement and shall govern:

(a)

its existence and validity;

(b)

its interpretation;

(c)

its performance;

(d)

within the limits of the powers of the courts of England by its procedural law, the consequences of its breach; and

(e)

the various ways of extinguishing obligations under it and limitation of actions arising from it or its breach.

Each party submits to the non-exclusive jurisdiction of the Supreme Court of Judicature of England, waives personal service of any proceedings, agrees that service on it of proceedings may be effected by registered mail to its address for service referred to in Clause 16 (Notices), and waives any objection to proceedings in such Court on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

EXECUTION

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedule.

SCHEDULE 1

Programs

The programs identified in the page annexed to this Schedule.

EXECUTION

SIGNED by

)

joint administrative receiver

)

for and on behalf of

)

ADVANCED BANKING

)

SOLUTIONS LIMITED

)

SIGNED by

)

director of and duly authorised to

)

execute this Agreement for and on

)

behalf of ASPHALT PAVING

)

INTERNATIONAL INC.

)

SIGNED by NEALE ANDREW

)

JACKSON

)

SIGNED by PETER GEORGE

)

MILLS

)

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